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                                                                    EXHIBIT 99.1

                           BLUE RIVER BANCSHARES, INC.
                     AND HEARTLAND BANCSHARES, INC. JOINTLY
                    ANNOUNCE TERMINATION OF MERGER AGREEMENT

Shelbyville, IN and Franklin, IN, February 10, 2005 - Blue River Bancshares, Inc. (NASDAQSC: BRBI), the holding company of Shelby County Bank, headquartered in Shelbyville, Indiana ("Blue River") and Heartland Bancshares, Inc. (OTC BB:
HRTB), the holding company of Heartland Community Bank, headquartered in Franklin, Indiana ("Heartland") today jointly announced that they have mutually agreed to terminate the definitive agreement to merge their companies.

This decision was reached after it became apparent that approval of the transaction by the Board of Governors of the Federal Reserve System would not be received prior to June 30, 2005, which is the date beyond which either party could unilaterally terminate the merger agreement without cause. As a result, the transaction either needed to be restructured or the time period in which to complete the transaction needed to be extended. Heartland's board of directors determined to terminate the merger agreement. As a result of Heartland's decision, Blue River's board of directors determined to mutually agree with Heartland to terminate the merger agreement.

The parties have also terminated the reciprocal stock option agreements that they executed and delivered to each other in connection with the merger agreement. Neither party will owe the other any termination payment, and each will pay its own expenses relating to the transaction, except that the parties will split certain joint accounting fees and expenses.

Blue River, formed in 1997, is a savings and loan holding company located in Shelbyville, Indiana. Its principal banking subsidiaries, Shelby County Bank and Paramount Bank provide financial services to south central Indiana through Shelby County Bank's main office in Shelbyville and three other full service branches in Shelbyville, Morristown, and St. Paul, Indiana and to the city of Lexington, and Fayette County, Kentucky through Paramount's one office located in Lexington, Kentucky. Blue River has assets of approximately $207 million at December 31, 2004. Additional information about Blue River may be found on the company's website at www.blueriverbancshares.com.

Heartland, formed in 1997, is a one-bank holding company located in Franklin, Indiana. Its commercial bank subsidiary, Heartland Community Bank commenced banking operations in December of 1997 and has banking offices in Franklin, Greenwood and Bargersville, Indiana. Heartland had assets of approximately $186 million at December 31, 2004.

FOR MORE INFORMATION CONTACT:

Russell Breeden, III                     Steve Bechman
Chairman of the Board and CEO            President
Blue River Bancshares, Inc.              Heartland Bancshares, Inc.
(317) 681-1233                           (317) 738-3915